Exhibit 10.1

Datameg Corporation

9 West Broadway #214

Boston, MA 02127

Joshua E. Davidson	As of July 1, 2005
121 Temple Street
Newton, Massachusetts 02465

Re:	Consulting Arrangements

Dear Josh:

I am pleased to confirm our continued interest in retaining you in a consulting capacity to serve as the Vice President, Finance of Datameg Corporation (the “Company”). As a consultant at-will, you and the Company can each terminate your consulting arrangement at any time, with or without cause, upon not less than 30 days prior written notice.

As Vice President, Finance of the Company, you shall have such duties consistent with such position as is prescribed, from time to time, by the Company’s Chairman and Chief Executive Officer. Without limiting the generality of the foregoing, you may be required, without additional compensation, to perform services for or on behalf of one or more of the Company’s subsidiaries or affiliates.

It is expected that each quarter during the term of your consulting arrangement with the Company, you will devote approximately the following amounts of time to the Company’s business: (i) four to five days per week for three weeks of each quarter, and (ii) 1.5 days per week for ten weeks of each quarter.

If you sign and return to the Company a copy of this letter, you will then be entitled to be compensated as follows:

1. $700 per day that you perform services for the Company (or $350 per half day that you perform services for the Company), payable as follows: (i) on the first business day of each month, the Company shall pay you $7,000 in advance; (ii) if, at the end of any quarter, you performed more than 30 days of services for the Company during the preceding quarter, and can document the same to the Company’s reasonable satisfaction, the Company shall promptly pay you such additional amount to which you are entitled (provided, however, that in no event will the Company pay you aggregate compensation for a quarter exceeding $25,000 unless duly authorized in writing or by electronic mail by the Company’s Chairman and Chief Executive Officer with respect to that quarter); and (iii) under no circumstances shall you be required to return any advance payments to the Company if you perform fewer than 30 days of services to the Company during any given quarter.

2. You shall also receive a one-time signing bonus of one million (1,000,000) restricted shares of the Company’s Common Stock, of which 50% (500,000 shares) shall be issued promptly following your execution of this letter, and the remaining 50% (500,000 shares) shall be issued on the first business day of January 2006, provided that your consulting arrangement with the Company has not been terminated. These share amounts are subject to equitable adjustment in the event of any split, reverse split, stock dividend or the like after the date of this letter. These shares may not be resold until you satisfy the requirements of SEC Rule 144.

The Company and you each acknowledge and agree that you are acting only as an independent contractor and are not providing such services as an employee of the Company or in any other capacity. You shall be responsible for payment of all taxes with respect to the compensation and any other payments payable hereunder. This Agreement shall not be construed to create any partnership or joint venture between you and the Company. Further, as a consultant of the Company, you shall not be entitled to receive any Company benefits that are offered to its employees.

If you agree with the foregoing, please sign and return to me the three documents listed above and following pages, which are a material part of, and are hereby incorporated into, our agreement with you.

Very truly yours,

/s/ Mark P. McGrath
Datameg Corporation
By: Mark P. McGrath, Chairman

Agreed and accepted:

/s/ Joshua E. Davidson
Joshua E. Davidson

Datameg Corporation

Non-Competition and Non-Solicitation

1. During the term of your consulting arrangement, you will not on your own or another’s behalf (as an officer, director, stockholder, partner, associate, owner, employee, principal or otherwise) directly or indirectly compete, solicit or do business (within the geographical areas set forth below) which is the same, similar to or otherwise in competition with the business engaged in by the Company or its Affiliates, with persons or entities: (A) who are customers of the Company or its Affiliates; (B) who you solicited, negotiated, contracted, serviced or had contact with on the Company’s or its Affiliates’ behalf;

2. The restrictions set forth above apply to the following geographical areas: (a) each town, city and county of the United States and Canada, including without limitation the states of North Carolina, Delaware, Massachusetts and California and each state immediately adjacent to those states; (b) any city, metropolitan area or county in which the Company or its Affiliates is located or does or, during your consulting arrangement, did business; (c) any city, metropolitan area or county in which your services were provided, or for which you had responsibility, while providing services to the Company.

3. As used in this Agreement, “Competitor” means any company or person engaged in providing quality control or testing technology, equipment or services for the voice, VoIP, data or video communications industry.

4. You agree that the restrictive covenants contained above in this Agreement are reasonably necessary to protect the Company’s and its Affiliates’ legitimate business interests, are reasonable with respect to time and territory and scope of activities prohibited, and do not interfere with public interest or public policy. You further agree that the descriptions of the restrictive covenants contained in this Agreement are sufficiently accurate and definite and you understand the scope and meaning of the covenants. If any court should determine that any provision of this Agreement is unenforceable for any reason, you specifically agree and request that the court making such determination shall modify and reform such provision or provisions and, in its or their modified form, specifically enforce this Agreement.

5. The provisions of this Agreement will in no way act to diminish your obligations to the Company or any Affiliate under any other agreement or agreements related to confidentiality, non-competition or work products previously executed by you or which you may execute in the future or simultaneously with this Agreement.

6. You represent and warrant that your consulting arrangement with the Company and performance under this Agreement will not breach any duty or obligation owed by you to another under any contract or otherwise, violate any confidence of another, or violate any law or recognized standard of ethics or business custom.

7. You agree that a breach or violation of the terms or conditions of this Agreement will result in immediate and irreparable harm to the Company and/or its Affiliates in an amount which may be impossible to ascertain at the time of any breach or violation, and that the remedies at law for such breach may not adequately compensate the Company and/or its

Affiliates for such breach. Therefore, you agree that in the event of such a breach, the Company and/or its Affiliates shall be entitled to injunctive relief or such other remedy as a court of competent jurisdiction may provide. You agree, however, that such remedy shall be cumulative and in addition to any other remedy the Company and/or its Affiliates may have.

Confidential Information

1. You shall, during the period of your consulting arrangement with Company and at all times thereafter, treat as confidential and, except as required by law or in the performance of your duties with Company, not disclose, publish or otherwise make available to the public or to any individual, firm, corporation or other entity any Confidential Material (as hereinafter defined).

2. You agree that all Confidential Material, together with all of your notes and records relating thereto, and all copies or other reproductions, electronic or otherwise, thereof in your possession, are the exclusive property of Company and you agree to return such material to Company promptly upon termination of your consulting arrangement with the Company.

3. Notwithstanding the foregoing, it is understood and agreed that the foregoing shall not apply to information or knowledge which was publicly available prior to disclosure to you or becomes publicly available through no wrongful act or failure by you.

4. For the purpose of this Agreement, the term “Confidential Material” shall mean, all information of any nature and in any form relating to the business or operations of the Company or any of its subsidiaries or affiliates which at the time or times concerned is not generally known (or is known only because of illegal or unauthorized disclosure), including, without limitation, advertising, business contacts, computer applications, customer ‘s purchase requirements and other requirements, customers, developments, discoveries, financial information, know-how, methods of operation, intellectual property, other trade secrets, patents and patent applications, price lists, processes, promotions, prospective and executed contracts, research activities, supplier lists, techniques, technology and inventions.

Assignment of Inventions

1. If at any time during your consulting arrangement with the Company, you shall (either alone or with others) make, conceive, discover or reduce to practice any invention, modification, discovery, design, development, improvement, enhancement, process, formula, data, technique, computer program, framework, methodology, analytical approach, work of authorship, know-how, trade secret or other intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) that relates to the business of the Company (including its subsidiaries or affiliates), or results from the use of premises or equipment owned, leased or contracted for by the Company (including its subsidiaries or affiliates) (collectively, “Inventions”), such Inventions and all intellectual property rights worldwide therein and all the benefits thereof shall immediately become the sole and absolute property of the Company.

2. You shall promptly disclose to the Company (or any persons designated by it) each such Invention and hereby assign any rights you may have or acquire in the Invention and benefits and/or rights resulting therefrom to the Company without compensation; provided, however, that to the extent such assignment is not permitted by applicable law, the Company shall at all times have the right to receive and you hereby grant to the Company an exclusive, worldwide perpetual license to use in any manner it deems appropriate the Inventions on a royalty free basis.

3. Upon disclosure of each Invention to the Company and thereafter, you shall, at the request and expense of the Company, sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require:

(a) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights, industrial designs or other analogous protection in any country throughout the world and when so obtained or vested to enforce, renew and restore the same; and

(b) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright, industrial designs or other analogous protection.

If the Company is unable, after reasonable effort, to secure your signature on any document required in connection with letters patent, copyright, industrial design or other analogous protection relating to an Invention, whether because of your physical or mental incapacity or for any other reason whatsoever, you hereby irrevocably designates and appoint the Company and its duly authorized officers and agents as your agent and attorney-in-fact, to act for and in your behalf and stead to execute and file any such documents or documents and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright, industrial design or other analogous protection thereon with the same legal force and effect as if executed by you.

General Provisions

1. You represent and warrant that the execution of this Agreement and your consulting arrangement with the Company will not violate any non-disclosure agreements, covenants against competition, or other restrictive covenants made by you to or for the benefit of any previous employer or partner.

2. Waiver by the Company of any breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach by you.

3. If any provision of this Agreement is held to be unenforceable, invalid or illegal by any court of competent jurisdiction, such unenforceable, invalid or illegal provision shall not affect the remainder of this Agreement.

4. The provisions of this Agreement set forth under the captions: “Non-Competition and Non-Solicitation”, “Confidential Information” and “Assignment of Inventions” shall survive any termination of this Agreement.

5. This Agreement may be assigned by the Company but this Agreement is personal to you and you may not assign your rights or delegate your responsibilities under this Agreement. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to principles of conflicts of law. The Company and you shall make all reasonable attempts to amicably resolve any disagreements arising out of this Agreement or from a breach thereof (“Disputes”). All Disputes that the parties are unable to amicably resolve shall be resolved exclusively in the Federal or State Courts located in Boston, Massachusetts. Each party hereby consents to personal jurisdiction in the foregoing courts. The language used in this Agreement is the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either party. Except as expressly provided herein, this Agreement is the entire agreement between the Company and you with respect to its subject matter. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs and permitted assigns. This Agreement may not be altered, modified, changed or discharged except in writing signed by both you and the Company.

Agreed and accepted:	Datameg Corporation

/s/ Joshua E. Davidson	By:	/s/ Mark P. McGrath
Joshua E. Davidson		Mark P. McGrath, Chairman